EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of January 14, 2013 (the “Effective Date”), by and between General Nutrition Centers, Inc., a Delaware corporation (the “Company”) that is an indirect wholly owned subsidiary of GNC Holdings, Inc., a Delaware corporation (“GNC”), and Carl Seletz (the “Executive”).

WHEREAS, the Company desires to employ the Executive on the terms and subject to the conditions set forth herein and the Executive has agreed to be so employed.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Employment of Executive; Duties.

1.1 Title. During the Employment Period (as defined in Section 2), the Executive shall serve as Senior Vice President, International of the Company and of GNC. The Executive shall report to the President of the Company.

1.2 Duties. During the Employment Period, the Executive shall have the normal duties, responsibilities and authority commensurate with the position of Senior Vice President, International, and such other powers and duties as may be assigned to the Executive from time to time. The Executive shall devote substantially all the Executive's working time, attention, knowledge and skills faithfully, and to the best of the Executive's ability, to the Executive's duties and responsibilities under this Agreement and, except where the Company provides its written consent otherwise, shall relocate the Executive's principal residence within 75 miles of the principal office of the Company by December 31, 2016. Until Executive relocates within 75 miles of the principal office of the Company, reasonable expenses incurred by Executive to maintain an office at the Company's principal office will be considered a normal business expense, reimbursable to Executive or paid directly by the Company, as appropriate. The Executive shall at all times be subject to, comply with, observe and carry out the Company's rules, regulations, policies and codes of ethics and/or conduct applicable to its employees and senior executive officers as in effect from time to time.
2.Term of Employment.

The employment of the Executive under this Agreement shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date (the “Initial Employment Period”), and shall automatically continue after the end of the Initial Employment Period for additional, consecutive one-year periods (each an “Extension Period” and, together with the Initial Employment Period, the “Employment Period”), unless (a) the Company or the Executive notifies the other in writing not less than 30 days prior to the end of the Initial Employment Period, or the end of the applicable Extension Period, of its or the Executive's election, in its or the Executive's sole discretion, not to extend the Employment Period, or (b) terminated earlier in accordance with Section 4.

3.Compensation and General Benefits.

3.1 Base Salary.

(a) During the Employment Period, the Company shall pay to the Executive an annual base salary at least equal to $350,000 (such base salary, as may be adjusted from time to time pursuant to Section 3.1(b), is referred to herein as the “Base Salary”). The Executive's Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the Company's normal payroll practices and procedures in effect from time to time.
(b) The Board of Directors of GNC (the “Board”) or the Compensation Committee established by the Board (the “Compensation Committee”) shall review the Executive's performance on an annual basis and, based on such review, may change the Base Salary, as it, acting in its sole discretion, shall determine to be reasonable and appropriate.

3.2 Bonus. With respect to the 2013 calendar year and with respect to each calendar year that commences during the Employment Period, the Executive shall be eligible to earn an annual incentive bonus (the “Annual Bonus”) based on the achievement of performance objectives established by the Board or the Compensation Committee for the applicable year. For 2013, the Executive's target Annual Bonus shall be forty percent (40%) of the Base Salary and the Executive's maximum Annual Bonus shall be eighty percent (80%) of the Base Salary, with the actual amount earned determined by the actual level of achievement of the relevant performance objectives (in each case, prorated consistent with the Executive's first day of employment). The Annual Bonus shall not be earned until the date that it is paid, and the Executive must be an employee in good standing on such date in order to receive any Annual Bonus, except as otherwise provided in Section 4.2 or Section 4.3. Any Annual Bonus earned shall be payable in full no later than March 15 of the year following the year such bonus is earned. Notwithstanding anything herein to the contrary, the Executive agrees that the Annual Bonus and any other incentive compensation payable to the Executive under this Agreement or otherwise shall be subject to any clawback policy adopted or implemented by the Company or GNC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise, from time to time.

3.3 Expenses. The Executive shall be entitled to receive reimbursement from the Company for all reasonable and necessary expenses incurred by the Executive in performing the Executive's duties hereunder on behalf of the Company, subject to, and consistent with, the Company's policies for expense payment and reimbursement, in effect from time to time.

3.4 Benefits. The Executive shall be entitled to participate in any benefit plans, arrangements or policies made available by the Company to its executive officers generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan, arrangement or policy.

3.5 Equity Awards.

(a) The Company shall recommend to the Compensation Committee that the Executive be granted non-qualified options (the “Options”) under the GNC Holdings, Inc. 2011 Stock and Incentive Plan (the “Plan”) to purchase five thousand five hundred sixty five (5,565) shares of Class A Common Stock, par value $0.001 per share, of GNC (the “Common Stock”), with a per share exercise price equal to the Fair Market Value (as defined under the Plan) of the Common Stock. The Options shall have a term of seven years from the date of grant. The options shall become vested and exercisable in equal installments of 25% on each of the first four anniversaries of the date of grant, subject to the Executive's continuous employment with the Company through and including each applicable vesting date. Except as otherwise provided herein, the Options shall be subject to the terms and conditions of the Plan and the form of option agreement applicable for senior executives of the Company approved by the Compensation Committee under the Plan.

(b) The Company shall recommend to the Compensation Committee that the Executive be granted three thousand four hundred fifty seven (3,457) shares of Common Stock under the Plan that are unvested on the date of grant and subject to a risk of forfeiture. The restricted stock shall become vested in equal installments of 33% on each of the first three anniversaries of the date of grant, subject to Executive's continuous employment with the Company through and including each applicable vesting date. Except as otherwise provided herein, the restricted stock shall be subject to the terms and conditions of the Plan and the form of restricted stock agreement applicable for senior executives of the Company approved by the Compensation Committee under the Plan.

(c) The Company shall recommend to the Compensation Committee that the Executive be granted one thousand seven hundred twenty eight (1,728) shares of Performance Share Units under the Plan. The Performance Share Units will cliff vest, contingent upon the Company reaching certain performance goals established in January 2013.

(d) Subject to the approval of the Compensation Committee, or other committee under the Plan, the Executive shall be eligible to participate in and be granted awards under the Plan.

4.Termination.

4.1 General. The employment of the Executive under this Agreement (and the Employment Period) may be terminated in accordance with the provisions of this Section 4.

4.2 Death or Disability of the Executive.
(a) The employment of the Executive hereunder (and the Employment Period) shall terminate upon (i) the death of the Executive or (ii) at the option of the Company, upon not less than 15 days' prior written notice to the Executive or the Executive's personal representative or guardian, if the Executive suffers a "Total Disability" (as defined in Section 4.2(c)). Upon termination for death or Total Disability, subject to reduction by any benefits paid or payable to the Executive, or the Executive's beneficiaries or estate under any Company-sponsored disability benefit plan program or policy for the period following such date of termination, (A) the Company shall pay to the Executive, or the Executive's guardian, personal representative or estate, as applicable, a lump sum equal to the Executive's Base Salary for the remainder of the Employment Period in effect immediately prior to the date of termination and, (B) subject further to the sole discretion of the Board or the Compensation Committee, the Company may also pay to the Executive, or the Executive's guardian, personal representative or estate, as applicable, a prorated share of the Annual Bonus pursuant to Section 3.2 (based on the period of actual employment) that the Executive would have been entitled to receive had the Executive worked through the date of payment of such Annual Bonus based on the actual level of achievement of the performance objectives, for the year of such termination, and payable at the time and in the manner annual bonuses are paid to employees, generally.

(b) All payments under Section 4.2(a) shall be paid on the first regular payroll date following the 60th day after the Executive's date of termination, provided that on or before such date Executive (or the Executive's guardian, personal representative or estate, as applicable) executes a Release (as defined in Section 4.3(d) and any period in which such Release may be revoked has expired without revocation.
(c) Subject to the last sentence of this Section 4.2(c), for purposes of this Agreement, “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform, with or without reasonable accommodation, the material duties of the Executive required hereby, and that such disability has lasted for 90 consecutive days or any 120 days during the immediately 12-month period or is, as of the date of determination, reasonably expected to last six months or longer after the date of determination, in each case based upon medically available reliable information, or (iii) the Executive qualifies for benefits under the Company's long-term disability coverage, if any. In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Executive hereby consents to (A) any examinations that the Board or the Compensation Committee determines are relevant to a determination of whether the Executive is mentally and/or physically disabled or are required by the Company physician, (B) furnish such medical information as may be reasonably requested and (C) waive any applicable physician patient privilege that may arise because of such examination. Notwithstanding anything to the contrary in this Section 4.2(c), Total Disability shall have the definition of "Disabled" contained in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations and guidance promulgated thereunder (collectively "Code Section 409A"), in any instance in which amounts are paid under this Agreement as a result of Executive's Total Disability and such amounts are treated as deferred compensation under Code Section 409A.

(d) The treatment of all outstanding stock options and other equity-based awards held by the Executive as of the date of termination pursuant to this Section
4.2 shall be governed by the terms of the Plan and the individual grant agreements applicable to the Executive.

4.3 Termination by the Company Without Cause or Resignation by the Executive For Good Reason.

(a) The Company may terminate the Executive's employment without "Cause" (as defined in Section 4.3(g)), and thereby terminate the Executive's employment (and the Employment Period) under this Agreement at any time with no requirement for notice to the Executive.

(b) The Executive may resign, and thereby terminate the Executive's employment (and the Employment Period), at any time for "Good Reason" (as defined in Section 4.3(f)), upon not less than 60 days' prior written notice to the Company specifying in reasonable detail the reason therefor; provided, however, that the Company shall have an opportunity to substantially cure any such Good Reason within 60 days after the Company's receipt of such notice; and provided further that, if the Company is not seeking to cure, the Company shall not be obligated to allow the Executive to continue working during such period and may, in its sole discretion, accelerate such termination of employment (and the Employment Period) to any date during such period.

(i) Executive may not terminate employment under this Agreement for Good Reason on account of any act or omission by the Company, the first occurrence of which the Executive had actual notice for 60 days or more prior to giving notice of termination for Good Reason.

(ii) A determination of whether the Executive has Good Reason, and of whether the Company has substantially cured and thus eliminated the grounds for such Good Reason, shall be made only by the Chief Executive Officer of GNC (the "Chief Executive Officer"), within the Chief Executive Officer's sole judgment and discretion, acting in good faith after having met with the Company's director of Human Resources.

(iii) A resignation by the Executive for Good Reason requires the Executive to actually resign his employment within 30 days after the Company's cure period has expired if the Company has failed to substantially cure the event constituting Good Reason.

(c) In the event the Executive's employment is terminated pursuant to this Section 4.3, then, subject to Section 4.3(d), the following provisions shall apply:

(i) The Company shall pay the Executive, as severance, an amount equal to one year of the Base Salary to be paid in accordance with the Company's normal payroll practices and procedures.

(ii) If such termination occurs upon or within six months following a Change in Control (as defined in Exhibit A), the Company shall pay the Executive, as severance, an amount equal to two years of the Base Salary, such amount to be paid in accordance with the Company's normal payroll practices and procedures.

(iii) If the Executive's employment is terminated pursuant to this Section 4.3 without Cause, and if the Company has previously effected reductions in the Executive's Base Salary and the base salary of all executives at the same level as the Executive, which reductions were substantially similar, then the Base Salary rate for purposes of Section 4.3(c)(i) or (ii) shall be the Base Salary rate in effect immediately prior to such reductions. If the Executive resigns pursuant to this Section 4.3 for Good Reason, then any reduction in the Executive's Base Salary that triggered Good Reason shall be disregarded for purposes of Section 4.3(c)(i) or (ii).

(iv) Subject to the sole discretion of the Board or the Compensation Committee, the Company may pay to the Executive a prorated share of the Annual Bonus pursuant to Section 3.2 (based on the period of actual employment) that the Executive would have been entitled to receive had the Executive worked through the date of payment of such Annual Bonus based on the actual level of achievement of the performance objectives, for the year of such termination, and payable at the time and in the manner annual bonuses are paid to employees, generally.

(v) If the Executive elects continuation coverage (with respect to the Executive's coverage and/or any eligible dependent coverage) under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA Continuation Coverage") with respect to the Company's group health insurance plan, the Executive shall be responsible for payment of the monthly cost of COBRA Continuation Coverage. Unless prohibited by law, the Company shall reimburse the Executive for any portion of the monthly cost of COBRA Continuation Coverage that exceeds the amount of the monthly health insurance premium (with respect to the Executive's coverage and/or any eligible dependent coverage) payable by the Executive immediately prior to the date of Executive's termination, such reimbursements to continue (A) through the expiration of the Employment Period in effect immediately prior to the date of termination or (B) in the event that Executive's Base Salary is being paid pursuant to Section 4.3(c)(ii), for the period set forth therein. The Company shall pay the reimbursements on a monthly basis in accordance with the Company's normal payroll practices and procedures. No "gross-up" for taxes on the reimbursements under this Section 4.3(c)(v) shall be provided to the Executive.

(vi) The treatment of all outstanding stock options and other equity-based awards held by the Executive as of the date of termination pursuant to this Section 4.3 shall be governed by the terms of the Plan and the individual grant agreements applicable to the Executive.

(vii) Payments and reimbursements made to the Executive under this Section 4.3(c) shall be made or commence on the first regular payroll date following the 60th day after the date of termination, provided that on or before such date the Release (as defined in Section 4.3(d)) has been executed and any period in which the Executive may revoke such Release has expired, without such Release having been revoked, and provided further that the payment of all such payments and reimbursements shall be contingent on the Executive's continued compliance with all post-termination restrictive covenants applicable to the Executive, including but not limited to those contained in Section 5.

(d) As a condition precedent to the Executive's right to receive the benefits set forth in Section 4.3(c). the Executive agrees to execute a release of the Company and its respective Affiliates, officers, directors, stockholders, employees, agents, insurers, representatives and successors from and against any and all claims that the Executive may have against any such Person (as defined in Section 5.4(f)) relating to the Executive's employment by the Company and the termination thereof, such release to be in form and substance reasonably satisfactory to the Company (the "Release").

(e) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, vesting, distribution or transfer by the Company or any successor, or any Affiliate of the foregoing or by any other Person or that any other event occurring with respect to the Executive and the Company for the Executive's benefit, whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise (including under any employee benefit plan) (a "Payment") would be subject to or result in the imposition of the excise tax imposed by Section 4999 of the Code (and any regulations or guidance promulgated or issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, the "Excise Tax"), then the amount of the Payment shall be reduced to the highest amount that may be paid by the Company or other entity without subjecting any such Payment to the Excise Tax (the "Payment Reduction"). To the extent necessary to effect the Payment Reduction, the Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the initial determination, subject to the confirmation of the Accounting Firm (as defined herein) with respect to the intended effect of such Payment Reduction.

(i) Subject to the provisions of Section 4.3(e)(ii), all determinations required to be made under this Section 4.3(e), including whether and when a Payment is subject to Section 4999 and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, shall be made by PricewaterhouseCoopers LLP, or any other nationally recognized accounting firm that shall be the Company's outside auditors at the time of such determination (the "Accounting Firm"), which Accounting Firm shall provide detailed supporting calculations to the Executive and the Company within 15 business days of the receipt of notice from the Company or the Executive that there will be a Payment that the Person giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm shall be borne by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive in determining whether a Payment Reduction is required and the amount thereof (subject to Sections 4.3(e)(ii) and (iii)), in the absence of material mathematical or legal error.

(ii) As a result of uncertainty in the application of Section 4999 that may exist at the time of the initial determination by the Accounting Firm, it may be possible that in making the calculations required to be made hereunder, the Accounting Firm shall determine that a Payment Reduction was not made that should be made (an "Overpayment") or that a Payment Reduction was made that need not be made (an "Underpayment"). If, within 75 days after the Accounting Firm's initial determination under Section 4.3(e)(i), the Accounting Firm shall determine that an Overpayment was made, any such Overpayment shall be treated for all purposes, to the extent practicable and subject to applicable law, as a loan to the Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code and shall be repaid by the Executive to the Company within 35 days after the Executive receives notice of the Accounting Firm's determination; provided, however, that the amount to be repaid by the Executive to the Company either as a loan or otherwise as a lump sum payment (where a loan is not practicable or permitted by law) shall be reduced to the extent that any portion of the Overpayment to be repaid shall not be offset by a corresponding reduction in tax by reason of such repayment of the Overpayment. If the Accounting Firm shall determine that an Underpayment was made, any such Underpayment shall be due and payable by the Company to the Executive within 35 days after the Company receives notice of the Accounting Firm's determination.

(iii) The Executive shall give written notice to the Company of any claim by the Internal Revenue Service that, if successful, would require the payment by the Executive of an Excise Tax, such notice to be provided within 15 days after the Executive shall have received written notice of such claim. The Executive shall cooperate with the Company in determining whether to contest or pay such claim and shall not pay such claim without the written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(iv) This Section 4.3(e) shall remain in full force and effect following the termination of the Executive's employment for any reason until the expiration of the statute of limitations on the assessment of taxes applicable to the Executive for all periods in which the Executive may incur a liability for taxes (including Excise Taxes), interest or penalties arising out of the operation of this Agreement.

(f) For purposes of this Agreement, the Executive is entitled to terminate the Executive's employment for "Good Reason" if without the Executive's prior written consent:

(i) the Company fails to comply with any material obligation imposed by this Agreement; or
(ii) the Company effects a material reduction in the Executive's Base Salary, unless all executives at the same level as the Executive receive a substantially similar reduction in base salary (in which case any such material reduction shall not be considered to be a failure by the Company to comply with a material alteration imposed by this Agreement).

(g) For purposes of this Agreement, "Cause" means the occurrence of any one or more of the following events, and the Company shall have the sole discretion to determine the existence of Cause:
(i) a failure by the Executive to comply with any material obligation under this Agreement;

(ii) the Executive's being indicted for or charged with
(A) any felony or (B) any misdemeanor that causes or is likely to cause harm or embarrassment to the Company or any of its Affiliates, in the reasonable judgment of the Board;
(iii) theft, embezzlement or fraud by the Executive in connection with the performance of the Executive's duties hereunder;

(iv) the Executive's engaging in any activity that gives rise to a material conflict with the Company or any of its Affiliates;

(v) the misappropriation by the Executive of any material business opportunity of the Company or any of its Affiliates;

(vi) any material failure to comply with, observe or carry out the Company's rules, regulations, policies and codes of ethics and/or conduct applicable to its employees and senior executive officers in effect from time to time, including (without limitation) those regarding conflicts, potential conflicts of interest or the appearance of a conflict of interest;

(vii) substance abuse or use of illegal drugs that, in the reasonable judgment of the Board, (A) impairs the Executive's performance of the Executive's duties hereunder or (B) causes or is likely to cause harm or embarrassment to the Company or any of its Affiliates; and

(viii) engagement in conduct that Executive knows or should know is injurious to the Company or any of its Affiliates.

(h) For the avoidance of doubt, the election by either the Company or the Executive not to extend or further extend the Employment Period pursuant to

Section 2.2 shall not be a termination without Cause or a resignation for Good Reason under Section 4.3.

4.4 Termination For Cause, Voluntary Resignation Other Than For Good Reason or Election Not to Extend the Employment Period.

(a) (i) The Company may, upon action of the Board, terminate the employment of the Executive (and the Employment Period) at any time for "Cause," (ii) the Executive may voluntarily resign other than for Good Reason and thereby terminate the Executive's employment (and the Employment Period) under this Agreement at any time upon not less than 30-days' prior written notice or (iii) either the Company or the Executive may elect not to extend or further extend the Employment Period pursuant to Section 2.2, provided that the Executive continues to provide services hereunder through the end of the Employment Period.

(b) The following provisions shall apply upon termination by the Company for Cause, by the Executive as the result of resignation for other than for Good Reason, or by the Company or the Executive at the end of the Employment Period as the result of an election not to extend or further extend the Employment Period:

(i) The Executive shall be entitled to receive all amounts of earned but unpaid Base Salary and benefits accrued and vested through the date of such termination. Except as provided below, all other rights of the Executive (and all obligations of the Company) hereunder shall terminate as of the date of such termination. The Base Salary and benefits accrued through the end of termination shall be paid in accordance with the Company's general payroll practices and procedures and the terms and conditions of any applicable plan.

(ii) The treatment of all outstanding stock options and other equity-based awards held by the Executive as of the date of termination pursuant to this Section 4.4 shall be governed by the terms of the Plan and the individual grant agreements applicable to the Executive.

4.5 Resignation from Officer Positions. Upon the termination of the Executive's employment for any reason (unless otherwise agreed in writing by the Company and the Executive), the Executive shall be deemed to have resigned, without any further action by the Executive, from any and all officer and/or director positions that the Executive, immediately prior to such termination, (a) held with the Company or any of its Affiliates and (b) held with any other entities at the direction of, or as a result of the Executive's affiliation with, the Company or any of its Affiliates. If for any reason this Section 4.5 is deemed to be insufficient to effectuate such resignations, then Executive shall, upon the Company's request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. In addition, the Executive hereby designates the Secretary or any Assistant Secretary of the Company and of any Affiliate to execute any such documents or instruments as the Executive's attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company or Affiliate is deemed by the Company or the Affiliate to be a more expedient means to effectuate such resignation or resignations.

Solicitation.
5.  Confidentiality, Work Product and Non-Competition and Non-

5.1 Confidentiality.
(a) In connection with the Executive's employment with the Company, the Company promises to provide the Executive with access to "Confidential Information" (as defined in Section 5.4(d)) in support of the Executive's employment duties. The Executive recognizes that the Company's business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of all Confidential Information. At all times, both during and after the Employment Period, the Executive shall not directly or indirectly: (i) appropriate, download, print, copy, remove, use, disclose, divulge, communicate or otherwise "Misappropriate" (as defined in Section 5.4(e)) any Confidential Information, including, without limitation, originals or copies of any Confidential Information, in any media or format, except for the Company's benefit within the course and scope of the Executive's employment or with the prior written consent of the Chief Executive Officer; or (ii) take or encourage any action that would circumvent, interfere with or otherwise diminish the value or benefit of the Confidential Information to any of the Company Parties (as defined in Section 5.4(b)).

(b) All Confidential Information, and all other information and property affecting or relating to the business of the Company Parties within the Executive's possession, custody or control, regardless of form or format, shall remain, at all times, the property of the respective Company Parties, the appropriation, use and/or disclosure of which is governed and restricted by this Agreement.
(c) The Executive acknowledges and agrees that:

(i) the Executive occupies a unique position within the Company, and the Executive is and shall be intimately involved in the development and/or implementation of Confidential Information;

(ii) in the event the Executive breaches this Section 5.1 with respect to any Confidential Information, such breach shall be deemed to be a Misappropriation of such Confidential Information; and

(iii) any Misappropriation of Confidential Information shall result in immediate and irreparable harm to the Company.

(d) Upon receipt of any formal or informal request, by legal process or otherwise, seeking the Executive's direct or indirect disclosure or production of any Confidential Information to any Person, the Executive shall promptly and timely notify the Company and provide a description and, if applicable, hand deliver a copy of such request to the Company. The Executive irrevocably nominates and appoints the Company as the Executive's true and lawful attorney-in-fact to act in the Executive's name, place and stead to perform any act that the Executive might perform to defend and protect against any disclosure of Confidential Information.

(e) At any time the Company may request, during or after the Employment Period, the Executive shall deliver to the Company all originals and copies of Confidential Information and all other information and property affecting or relating to the business of the Company Parties within the Executive's possession, custody or control, regardless of form or format, including, without limitation any Confidential Information produced by the Executive. Both during and after the Employment Period, the Company shall have the right of reasonable access to review, inspect, copy and/or confiscate any Confidential Information within the Executive's possession, custody or control.

(f) Upon termination or expiration of this Agreement, the Executive shall immediately return to the Company all Confidential Information, and all other information and property affecting or relating to the business of the Company Parties, within the Executive's possession, custody or control, regardless of form or format, without the necessity of a prior Company request.

(g) During the Employment Period and thereafter, the Executive represents and agrees that the Executive shall not use or disclose any confidential or proprietary information or trade secrets of others, including but not limited to former employers, and that the Executive shall not bring onto the premises of the Company or access such confidential or proprietary information or trade secrets of such others, unless consented to in writing by said others, and then only with the prior written authorization of the Company.

5.2 Work Product/Intellectual Property.

(a) The Executive hereby assigns to the Company all right, title and interest to all "Work Product" (as defined in Section 5.4(h)) that (i) relates to any of the Company Parties' actual or anticipated business, research and development or existing or future products or services, or (ii) is conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets, information or resources of any of the Company Parties (including, without limitation, any intellectual property rights).

(b) The Executive shall promptly disclose Work Product to the Chief Executive Officer and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm the ownership and proprietary interest of any of the Company Parties in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). The Executive shall not file any patent or copyright applications related to any Work Product except with the written consent of the Chief Executive Officer.

5.3 Non-Competition and Non-Solicitation.

(a) In consideration of the Confidential Information being provided to the Executive as stated in Section 5.1, and other good and valuable new consideration as stated in this Agreement, including, without limitation, the opportunity to earn an Annual Bonus, the opportunity to be awarded equity awards pursuant to Section 3.5, employment and/or continued employment with the Company, and the business relationships, Company goodwill, work experience, client, customer and/or vendor relationships and other fruits of employment that the Executive shall have the opportunity to obtain, use and develop under this Agreement, the Executive agrees to the restrictive covenants stated in this Section 5.3. The rights and obligations of the parties under this Section 5.3 shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns.

(b) During the Employment Period and until the end of the Restricted Period (as defined in Section 5.4(g)), the Executive agrees that the Executive shall not, directly or indirectly, on the Executive's own behalf or on the behalf of any other Person, within the United States of America or in any other country or territory in which the businesses of the Company are conducted or from which the Executive could participate in a business that competes with the business of the Company:

(i) engage in a Competing Business (as defined in Section 5.4(c)) including, without limitation, by owning, managing, operating, controlling, being employed by, providing services as a consultant or independent contractor to or participating in the ownership, management, operation or control of any Competing Business;

(ii) induce or attempt to induce any customer, vendor, supplier, licensor or other Person in a business relationship with any Company Party, for or with which the Executive or employees working under the Executive's supervision had any direct or indirect responsibility or contact at any time during the two most recent years of Executive's employment with the Company, (A) to do business with a Competing Business or (B) to cease, restrict, terminate or otherwise reduce business with the Company for the benefit of a Competing Business, regardless of whether the Executive initiates contact; or

(iii) (A) solicit, recruit, persuade, influence or induce, or attempt to solicit, recruit, persuade, influence or induce anyone employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant) at any time during the two most recent years of Executive's employment with the Company, to cease or leave their employment or contractual or consulting relationship with any Company Party, regardless of whether the Executive initiates contact for such purposes or (B) hire, employ or otherwise attempt to establish, for any Person, any employment, agency, consulting, independent contractor or other business relationship with any Person who is or was employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant) at any time during the two most recent years of Executive's employment with the Company, regardless of whether the Executive initiates contact for such purposes.

(c) The parties hereto acknowledge and agree that, notwithstanding anything in Section 5.3(b)(i), (i) the Executive may own or hold, solely as passive investments, securities of Persons engaged in any business that would otherwise be included in Section 5.3(b)(i). as long as with respect to each such investment the securities held by the Executive do not exceed two percent (2%) of the outstanding securities of such Person and such securities are publicly traded and registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) the Executive may serve on the board of directors (or other comparable position) or as an officer of any entity at the request of the Board; provided, however, that in the case of investments otherwise permitted under clause (i) above, the Executive shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Executive in connection with such securities), or lend the Executive's name to, any such Person.

(d) The Executive acknowledges and agrees that, for purposes of this Section 5.3, indirect acts by the Executive shall include, without limitation, an act by the Executive's spouse, ancestor, lineal descendant, lineal descendant's spouse, sibling or other member of the Executive's immediate family.

(e) The Executive acknowledges that (i) the restrictive covenants contained in this Section 5.3 are ancillary to and part of an otherwise enforceable agreement, such being the agreements concerning Confidential Information and other consideration as stated in this Agreement, (ii) at the time that these restrictive covenants are made, the limitations as to time, geographic scope and activity to be restrained, as described herein, are reasonable and do not impose a greater restraint than necessary to protect the goodwill and other legitimate business interests of the Company, including without limitation, Confidential Information (including trade secrets), client, customer and/or vendor relationships, client and/or customer goodwill and business productivity, (iii) in the event of termination of the Executive's employment, the Executive's experiences and capabilities are such that the Executive can obtain gainful employment without violating this Agreement and without the Executive incurring undue hardship, (iv) based on the relevant benefits and other new consideration provided for in this Agreement, including, without limitation, the disclosure and use of Confidential Information, the restrictive covenants of this Section 5.3, as applicable according to their terms, shall remain in full force and effect even in the event of the Executive's involuntary termination from employment, with or without Cause and (v) the Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement and consents to the terms of the restrictive covenants in this Section 5.3, with the knowledge that this Agreement may be terminated at any time in accordance with the provisions hereof.

5.4 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) An "Affiliate" of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, "control" or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

(b) "Company Parties" means the Company, and its direct and indirect parents, subsidiaries and Affiliates, and their successors in interest. Notwithstanding the foregoing, "Company Parties" shall not include Ares Corporate Opportunities Fund II, L.P. or Ontario Teachers' Pension Plan Board or any other sponsor or their respective Affiliates other than the Company and GNC.

(c) "Competing Business" means any business that competes with any of the Company Parties, including, without limitation, any enterprise that engages in, owns or operates businesses that market, sell, distribute, manufacture or otherwise are involved in the nutritional supplements industry at the time of termination of the Executive's employment.

(d) Confidential Information.

(i) Definition. "Confidential Information" means any and all material, information, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, ·strategic, technical or otherwise), arrangements, pricing and other data of or relating to any of the Company Parties (as well as their customers and/or vendors) that is confidential, proprietary or trade secret (A) by its nature, (B) based on how it is treated or designated by a Company Party, (C) because the disclosure of which would have a material adverse effect on the business or planned business of any of the Company Parties and/or (D) as a matter of law.

(ii) Exclusions. Confidential Information does not include material, data, and/or information (A) that any Company Party has voluntarily placed in the public domain, (B) that has been lawfully and independently developed and publicly disclosed by third parties, (C) that constitutes the general non-specialized knowledge and skills gained by the Executive during the Employment Period or (D) that otherwise enters the public domain through lawful means; provided, however, that the unauthorized appropriation, use or disclosure of Confidential Information by the Executive, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.

(iii) Inclusions. Confidential Information includes, without limitation, the following information (including without limitation, compilations or collections of information) relating or belonging to any Company Party (as well as its clients, customers and/or vendors) and created, prepared, accessed, used or reviewed by the Executive during or after the Employment Period: (1) product and manufacturing information, such as ingredients, combinations of ingredients and manufacturing processes; (2) scientific and technical information, such as research and development, tests and test results, formulae and formulations, studies and analysis; (3) financial and cost information, such as operating and production costs, costs of goods sold, costs of supplies and manufacturing materials, non-public financial statements and reports, profit and loss information, margin information and financial performance information; (4) customer related information, such as customer related contracts, engagement and scope of work letters, proposals and presentations, customer- related contacts, lists, identities and prospects, practices, plans, histories, requirements and needs, price information and formulae and information concerning client or customer products, services, businesses or equipment specifications; (5) vendor and supplier related information, such as the identities, practices, history or services of any vendors or suppliers and vendor or supplier contacts; (6) sales, marketing and price information, such as marketing and sales programs and related data, sales and marketing strategies and plans, sales and marketing procedures and processes, pricing methods, practices and techniques and pricing schedules and lists; (7) database, software and other computer related information, such as computer programs, data, compilations of information and records, software and computer files, presentation software and computer-stored or backed-up information including, but not limited to, e mails, databases, word processed documents, spreadsheets, notes, schedules, task lists, images and video; (8) employee-related information, such as lists or directories identifying employees, representatives and contractors, and information regarding the competencies (knowledge, skill, experience), compensation and needs of employees, representatives and contractors and training methods; and (9) business- and operation-related information, such as operating methods, procedures, techniques, practices and processes, information about acquisitions, corporate or business opportunities, information about partners and potential investors, strategies, projections and related documents, contracts and licenses and business records, files, equipment, notebooks, documents, memoranda, reports, notes, sample books, correspondence, lists and other written and graphic business records.

(e) "Misappropriate", or any form thereof, means:

(i) the acquisition of any Confidential Information by a Person who knows or has reason to know that the Confidential Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy or espionage through electronic or other means (each, an "Improper Means"); or

(ii) the disclosure or use of any Confidential Information without the express consent of the Company by a Person who (A) used Improper Means to acquire knowledge of the Confidential Information, (B) at the time of disclosure or use, knew or had reason to know that his or her knowledge of the Confidential Information was (x) derived from or through a Person who had utilized Improper Means to acquire it, (y) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use or (z) derived from or through a Person who owed a duty to the Company to maintain its secrecy or limit its use or (C) before a material change of his or her position, knew or had reason to know that it was Confidential Information and that knowledge of it had been acquired by accident or mistake.

(f) "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.

(g) "Restricted Period" means the longer of (i) 12 months after the date of termination of employment (the Executive's last day of work for the Company) or (ii) the period during which the Executive is receiving payments from the Company pursuant to Section 4.3.

(h) "Work Product" means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are conceived, reduced to practice, developed or made by the Executive either alone or with others in the course of employment with the Company (including employment prior to the date of this Agreement).

5.5 Remedies.

(a) Because the Executive's services are unique and because the Executive has access to Confidential Information, the Executive acknowledges and agrees that if the Executive breaches any of the provisions of this Section 5, the Company may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy and the Company may seek injunctive relief. The restrictive covenants stated in this Section 5 are without prejudice to the Company's rights and causes of action at law.

(b) In addition to the remedies provided in subsection (a), if the Executive violates any provision of this Section 5, the Company may, upon giving written notice to Executive, immediately cease all payments and benefits that it may be providing to the Executive pursuant to Section 4.3(c), and Executive shall be required to reimburse the Company for any payments received from, and the cash value of any benefits provided by, the Company between the first day of the violation and the date such notice is given; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Company and shall not be deemed to permit the Executive to forego or waive such payments in order to avoid his or her obligations under this Section 5; provided, further, that any Release previously executed by the Executive shall continue in effect.

(a) (c) The existence of any claim or cause of action by the Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants set forth in this Section 5 but shall be claimed and litigated separately.

5.6 Interpretation; Severability.

(a) The Executive has carefully considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions and the other obligations contained in this Agreement, and the Executive recognizes that the Company has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company's legitimate business interests.
(b) The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the Company's valid business interests. It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction shall not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, the Company shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Confidential Information or unfair competition by the Executive.

5.7 Non-Waiver. The failure or delay of the Company at any time to require performance by the Executive of any provision of this Section 5 or to seek redress against the Executive or any other employee for any specific breach or threatened breach of this Section 5, even if known, shall not operate or be construed as a waiver by the Company of its rights to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by the Company of any breach of any provision of this Section 5 shall not be construed as a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on the Executive in any case shall, of itself, entitle the Executive to any other or further notice or demand in similar or other circumstances.

6.Insurance and Indemnification.
6.1 Insurance. GNC shall use commercially reasonable efforts to obtain and maintain a policy or policies of directors' and officers' liability insurance customary for similarly situated companies in an amount not less than that maintained by similarly situated companies, with reputable insurance companies providing the Executive with coverage for losses and other potential liabilities. In all policies of director and officer liability insurance, the Executive shall be named as an insured in such a manner as to provide the Executive substantially the same rights and benefits as are accorded to GNC's directors and executive officers.

6.2 Indemnification. To the extent not covered by insurance, GNC shall provide indemnification and advancement of reasonable legal expenses to the Executive on terms and conditions and with rights and benefits substantially the same as is provided from time to time by GNC to its directors and executive officers.

7.Miscellaneous.

7.1 Public Statements.
(a) Media Nondisclosure. The Executive agrees that during the Employment Period or at any time thereafter, except as may be authorized in writing by the Company, the Executive shall not directly or indirectly disclose or release to the Media any information concerning or relating to any aspect of the Executive's employment or termination from employment with the Company and/or any aspect of any dispute that is the subject of this Agreement. For the purposes of this Agreement, the term "Media" includes, without limitation, any news organization, station, publication, show, website, web log (blog), bulletin board, chat room and/or program (past, present and/or future), whether published through the means of print, radio, television and/or the Internet or otherwise, and any member, representative, agent and/or employee of the same.

(b) Non-Disparagement. The Executive agrees that during the Employment Period or at any time thereafter, the Executive shall not make any statements, comments or communications in any form, oral, written or electronic to any Media or any customer, client or supplier of the Company or any of its Affiliates, which would constitute libel, slander or disparagement of the Company or any of its Affiliates, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to the Company or any of its Affiliates; provided, however that the terms of this Section 7.1(b) shall not apply to communications between the Executive and, as applicable, the Executive's attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. The Executive further agrees that the Executive shall not in any way solicit any such statements, comments or communications from others.

7.2 ARBITRATION. SUBJECT TO THE RIGHTS UNDER SECTION 7.3 TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF, AND SUBJECT FURTHER TO THE RIGHT OF THE COMPANY TO OPT OUT OF ARBITRATION AS STATED IN SECTION 7.2(b), BINDING ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY AND ALL DISPUTES, CLAIMS OR CONTROVERSIES, WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE'S EMPLOYMENT BY OR TERMINATION FROM THE COMPANY (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) (COLLECTIVELY, "DISPUTES"). THE PARTIES EACH WAIVE THE RIGHT TO A JURY TRIAL AND WAIVE THE RIGHT TO ADJUDICATE THEIR

DISPUTES UNDER THIS AGREEMENT OUTSIDE THE ARBITRATION FORUM PROVIDED FOR IN THIS AGREEMENT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT.

(a) Mediation First. In the event either party provides a notice of arbitration of any Dispute to the other party, the parties shall promptly proceed to make a good-faith effort to settle the Dispute by agreement, in a full-day, non-binding mediation with a mediator selected from a panel of mediators of JAMS. The mediation will be governed by JAMS mediation procedures in effect at the time of the mediation. The Company shall bear the costs for mediation, including the mediator's fees; provided, however, that the parties shall each bear their own individual costs and attorneys' fees. If for any reason JAMS cannot serve as the mediation administrator, the Company may select an alternative mediation administrator, such as the American Arbitration Association ("AAA"), to serve under the terms of this Agreement. The Executive may, but is not required to, be represented by counsel in mediation. Any mediators proposed for the panel provided for in this Section 7.2(a) must be available to serve in the Agreed Venue.

(b) Company Opt-Out.

(i) In the event that the parties fail to settle the Dispute at the mediation required by Section 7.2(a) of this Agreement, the Company shall have thirty (30) days after the conclusion of the full-day mediation to opt out of arbitration. The Company may do so only by written notice provided to the Executive and JAMS. Providing such notice within the time requirements of this Agreement will render Section 7.2 of this Agreement and its subparts (the "Arbitration Provision") otherwise inapplicable and of no effect as to all parties to this Agreement, but only with regard to the Dispute raised in the notice of arbitration sent pursuant to Section 7.2(a) above.

(ii) It is the intention of the parties hereto that the terms of the Arbitration Provision shall be enforceable to the fullest extent allowed by law. However, if any terms of the Arbitration Provision (including, without limitation, the terms of the Section 7.2(b)(i) Company Opt-Out) are adjudicated to be invalid, illegal or unenforceable, then the parties hereby stipulate and agree that (A) the adjudicating authority may and hereby is requested to modify the effect and/or interpret such terms so that they become valid, legal and enforceable and are as like the original terms as possible; (B) such terms will not affect any other terms of the Arbitration Provision or this Agreement; (C) if for any reason the terms in question cannot be modified or interpreted in accordance with this subsection, then the Arbitration Provision will be reformed, construed and enforced as if such terms never had been contained herein and/or have been severed herefrom; (D) such invalidity, illegality or unenforceability will not take effect in any other jurisdiction absent a separate adjudication to that effect; and (E) the remainder of this Agreement shall continue in full force and effect.

(c) Procedure Generally. In the event that the parties fail to settle at the mediation required by this Agreement, and the Company does not exercise its right to opt out of arbitration as provided in Section 7.2(b) above, the parties agree to submit the Dispute to a single arbitrator selected from a panel of JAMS arbitrators. The arbitration will be governed by the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time the arbitration is commenced, subject to the terms and modifications of this Agreement. If for any reason JAMS cannot serve as the arbitration administrator or cannot fulfill the panel requirements of the Arbitration Provision, the Company may select an alternative arbitration administrator, such as AAA, to serve under the terms of this Agreement.

(d) Arbitrator Selection. To select the arbitrator, the parties shall make their respective strikes from a panel of former federal court judges and magistrates, to the extent available from JAMS (the "First Panel"). If the parties cannot agree upon an arbitrator from the First Panel or if such a panel is not available from JAMS, then the parties will next make their respective strikes from a panel of former Pennsylvania state court trial and appellate judges, to the extent available from JAMS (the "Second Panel"). Any arbitrators proposed for the First and Second Panels provided for in this Section 7.2(d) must be available to serve in the Agreed Venue. If the parties cannot agree upon an arbitrator from the Second Panel or if such a panel is not available from JAMS, then the parties will next make their respective strikes from the panel of all other JAMS arbitrators available to serve in the Agreed Venue.
(e) VENUE. THE PARTIES STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION PROCEEDING (AND OF ANY OTHER PROCEEDING, INCLUDING ANY COURT PROCEEDING, UNDER THIS AGREEMENT) SHALL BE ALLEGHENY COUNTY, PENNSYLVANIA (THE "AGREED VENUE").

(f) Authority and Decision. The arbitrator shall have the authority to award the same damages and other relief that a court could award. The arbitrator shall issue a reasoned award explaining the decision and any damages awarded. The arbitrator's decision will be final and binding upon the parties and enforceable by a court of competent jurisdiction. The parties will abide by and perform any award rendered by the arbitrator. In rendering the award, the arbitrator shall state the reasons therefor, including (without limitation) any computations of actual damages or offsets, if applicable.

(g) Fees and Costs. In the event of arbitration under the terms of this Agreement, the fees charged by JAMS or other arbitration administrator and the arbitrator shall be borne by the Company, subject to subsequent reallocation in the determination of the arbitrator and to the extent permitted by law. Otherwise, the parties shall each bear their own costs, expenses and attorneys' fees incurred in arbitration; provided, however, that the prevailing party shall be entitled to recover and have awarded its attorneys' fees, court costs, arbitration expenses, and its portion of the fees and costs charged by JAMS or other arbitration administrator, regardless of which party initiated the proceedings, in addition to any other relief to which it may be entitled. The Executive may, but is not required to, be represented by counsel in arbitration.

(h) Limited Scope. The following are excluded from binding arbitration under this Agreement: claims for workers' compensation benefits or unemployment benefits; replevin; and claims for which a binding arbitration agreement is invalid as a matter of law.

7.3 Injunctive Relief. The parties hereto may seek injunctive relief in arbitration; provided, however, that as an exception to the arbitration agreement set forth in Section 7.2, the parties, in addition to all other available remedies, shall each have the right to initiate an action in any court of competent jurisdiction in order to request injunctive or other equitable relief regarding the terms of Section 5 or 7.2. The exclusive venue of any such proceeding shall be in the Agreed Venue. The parties agree (a) to submit to the jurisdiction of any competent court in the Agreed Venue, (b) to waive any and all defenses the Executive may have on the grounds of lack of jurisdiction of such court and (c) that neither party shall be required to post any bond, undertaking or other financial deposit or guarantee in seeking or obtaining such equitable relief. Evidence adduced in any such proceeding for an injunction may be used in arbitration as well. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that a party hereto may have at law or in equity.

7.4 Settlement of Existing Rights. In exchange for the other terms of this Agreement, the Executive acknowledges and agrees that: (a) the Executive's entry into this Agreement is a condition of employment and/or continued employment with the Company, as applicable; (b) except as otherwise provided herein, this Agreement will replace any existing employment agreement between the parties and thereby act as a novation, if applicable; (c) the Executive is being provided with access to Confidential Information, including, without limitation, proprietary trade secrets of one or more Company Parties, to which the Executive has not previously had access; (d) all Company inventions and intellectual property developed by the Executive during any past employment with the Company and all goodwill developed with the Company's clients, customers and other business contacts by the Executive during any past employment with Company, as applicable, is the exclusive property of the Company; and (e) all Confidential Information and/or specialized training accessed, created, received or utilized by the Executive during any past employment with Company, as applicable, will be subject to the restrictions on Confidential Information described in this Agreement, whether previously so agreed or not.

7.5 Entire Agreement; Waiver. This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersedes any and all prior understandings or agreements, whether written or oral. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.

7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.

7.7 Successors and Assigns; Binding Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns. This Agreement is a personal contract, and, except as specifically set forth herein, the rights and interests of the Executive herein may not be sold, transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others. As used herein, the term "successor" as it relates to the Company, shall include, but not be limited to, any successor by way of merger, consolidation or sale of all or substantially all of such Person's assets or equity interests.

7.8 Representation by Counsel; Independent Judgment. Each of the parties hereto acknowledges that (a) it or the Executive has read this Agreement in its entirety and understands all of its terms and conditions, (b) it or the Executive has had the opportunity to consult with any individuals of its or the Executive's choice regarding its or the Executive's agreement to the provisions contained herein, including legal counsel of its or the Executive's choice, and any decision not to was the Executive's or its alone and (c) it or the Executive is entering into this Agreement of its or the Executive's own free will, without coercion from any source, based upon its or the Executive's own independent judgment.
7.9 Interpretation. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that the Executive, it, or the Executive's or its counsel was the drafter thereof.
7.10 Survival. The provisions of Sections 4.3(c), 4.3(e), and 7 shall survive the termination of this Agreement.

7.11 Notices. All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service which provides evidence of delivery, as follows:

If to the Company, to:

General Nutrition Centers, Inc. 300 Sixth Avenue
Pittsburgh, PA 15222 Attention: Chief Legal Officer

If to the Executive, to:

Carl Seletz
at the most recent address of the Executive on file with the Company or to such other address as one party may provide in writing to the other party from time to time.

7.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile or electronic transmission of any signed original document or retransmission of any signed facsimile or electronic transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile or electronic transmission by signing a duplicate original document.

7.13 Captions. Paragraph headings are for convenience only and shall not be considered a part of this Agreement.

7.14 No Third Party Beneficiary Rights. Except as otherwise provided in this Agreement, no entity other than GNC shall have any right to enforce any provision of this Agreement, even if indirectly benefited by it.

7.15 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under Federal, state or local law and any additional withholding to which Executive has agreed.

7.16 Section 409A of the Code.

(a) Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. The parties mutually desire to avoid adverse tax consequences associated with the application of Code Section 409A to this Agreement and agree to cooperate fully and take appropriate reasonable actions to avoid any such consequences under Code Section 409A, including delaying payments and reforming the form of the Agreement (maintaining, to the maximum extent reasonably possible, the original intent and economic benefit to Executive and the Company of the applicable provisions) if such action would reduce or eliminate taxes and/or interest payable as a result of Code Section 409A. In addition, Sections 7.l 6(b) through 7.16(d) shall take precedence over any contrary terms in this Agreement.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following such termination of employment that are considered "nonqualified deferred compensation" under Code Section 409A unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." If the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered "nonqualified deferred compensation" under Code Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (1) the expiration of the six-month period measured from the date of such "separation from service" of the Executive, and (2) the date of the Executive's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.16(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred.

(d) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have duly executed this Agreement, intending it as a document under seal to be effective for all purposes as of the Effective Date.

WITNESS/ATTEST:	GENERAL NUTRITION CENTERS, INC.

By: /s/ Jamie L. Garbowsky	By: /s/ Gerald J. Stubenhofer
Name: Jamie L. Garbowsky	Title: SVP, Chief Legal Officer and Secretary

WITNESS/ATTEST:	EXECUTIVE

By: /s/ Jamie L. Garbowsky	By: /s/ Carl Seletz
Name: Jamie L. Garbowsky	Title: SVP, International

EXHIBIT A

Definition of Change in Control

For purposes of this Agreement, a "Change in Control" means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

1.the acquisition (including any acquisition through purchase, reorganization, merger, consolidation or similar transaction) in one or more transactions by any one individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (for purposes of this definition only, a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares or other securities (as defined in Section 3(a)(l 0) of the Exchange Act) representing 50% or more of either (1) the Common Stock or (2) the combined voting power of the securities of GNC entitled to vote generally in the election of directors of the Board (the "GNC Voting Securities"), in each case calculated on a fully diluted basis after giving effect to such acquisition; provided, however, that none of the following acquisitions shall constitute a Change in Control as defined in this clause (i): (A) any acquisition by any one Person or group of Persons consisting solely of stockholders of GNC on March 31, 2011, and (B) any acquisition so long as such acquisition does not result in any Person (other than any stockholder or stockholders of GNC on March 31, 2011), beneficially owning shares or securities representing 50% or more of either the Common Stock or GNC Voting Securities; or

2.approval by the stockholders of GNC of (A) a complete liquidation or dissolution of GNC or the Company or (B) the sale or other disposition (other than a merger or consolidation) of all or substantially all of the assets of GNC and its subsidiaries, taken as a whole, to any Person.

Notwithstanding anything to the contrary in this Exhibit A, in any instance in which amounts are to be paid under this Agreement as a result of a Change in Control, and such amounts are treated as deferred compensation under Section 409A of the Code, then, such amounts only shall be paid if the Change in Control constitutes a "change in ownership or effective control" of the Company as defined under Code Section 409A and regulations and guidance issued by the Internal Revenue Service thereunder.

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